Exhibit (a)(1)(M)

FORM OF EMAIL TO ALL ELIGIBLE OPTION HOLDERS

From:	John Edmunds, on behalf of Inphi Corporation
Date:	October 4, 2012
Subject:	Notice of Amendments to Offer to Exchange

To all Eligible Employees:

As you know, Inphi Corporation (“Inphi”) has initiated a voluntary program in which our eligible employees are being offered the opportunity to exchange certain options that are currently “underwater” for a lesser number of replacement options, subject to certain restrictions. The complete terms and conditions of the program are described in a document called the “Offer to Exchange,” which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and previously distributed to you via email on September 20, 2012.

We are writing to inform you that, after further review and discussion with the SEC, we have amended certain terms and conditions of the Offer to Exchange. This email is intended to provide you with a summary of the changes. For each section of the Offer to Exchange that has been amended, we have either provided you a marked copy of that section reflecting the changes or provided you with the additional disclosure that has been included in a specific section. Other than the changes noted in the attached Summary, no other changes have been made to the Offer to Exchange. In particular, the vesting and expiration of the replacement options will continue to remain the same as the options eligible for exchange, and the exercise price of the replacement options will be determined as of the next business day following the expiration of the offer, which is currently expected to be October 22, 2012.

In addition, the Election Form previously provided to you includes an irrevocable waiver of the right to claim any loss of opportunity as a result of the waiver of the right to exercise your outstanding eligible options that are elected to be exchanged (the “Loss of Opportunity Waiver”). Inphi hereby informs you that it irrevocably releases you from the Loss of Opportunity Waiver and will not take any action to enforce such waiver. It is not necessary for you submit a new Election Form to take advantage of this release.

If you have already returned your Election Form, no further action is required unless you wish to withdraw your options. If you have not yet completed your Election Form, we must receive the form before 5:00 p.m., U.S. Pacific Time, on October 19, 2012 in order for you to participate in the Offer.

We thank you again for your continued support.

Sincerely,

John Edmunds

CFO, Inphi Corporation

Summary of Amended Terms and Conditions of Offer to Exchange

Part I. Summary Term Sheet

4.	What happens if my employment terminates before tendered options are canceled or the date of grant of the Replacement Options?

If you tender options for exchange under this Offer but before the tendered options are canceled, your service with Inphi or one of our subsidiaries terminates for any reason, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange. You will retain your outstanding options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of service in accordance with their terms to the extent that they are vested.

The 2010 Plan under which Replacement Options are to be granted requires that individuals receiving a grant must be an employee on the date such grant is made. If you have tendered options for exchange under this Offer and your service with Inphi or one of our subsidiaries terminates for any reason after the tendered options are canceled, but before the grant date of the Replacement Option, you will lose all rights to receive any Replacement Options and your surrendered options will not be returned to you.

If you are currently considered an “at-will” employee, this Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Offer expires or the tendered options are cancelled, for any reason, with or without cause.

Forward-Looking Statements

Our reports filed with the SEC referred to above contain forward-looking statements ~~within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”)~~. Any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by us are forward-looking statements. The words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative effect of terms like these or other similar expressions are also used to identify forward-looking statements. These forward- looking statements are only predictions. Forward-looking statements are based on current expectations, and projections about future events and are inherently subject to a variety of risks and uncertainties discussed in Inphi’s Annual Report on Form 10-K for the fiscal year December 31, 2011, and our Quarterly Report on Form 10-Q for the period ended June 30, 2012, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Part III. Section 5. Withdrawal Rights and Change of Election

We have added the following statement to Section 5:

In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within 40 business days after the commencement of the Offer

Part III. Section 6. Acceptance of Options for Exchange and Issuance of Replacement Options

Upon the terms and subject to the conditions of this Offer ~~and promptly following the expiration date~~, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn before the expiration of the Offer. All options accepted by us pursuant to this Offer will be canceled as of the date of acceptance, and you will no longer have any rights under those options. ~~If we accept and cancel options properly tendered for exchange after October 19, 2012 or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the Replacement Options will be granted will be similarly delayed~~ We expect to grant Replacement Options on the next business day following the expiration date of the Offer. You will receive new stock option agreement(s) governing the terms of the Replacement Options granted to you, which we will distribute promptly following the expiration date of the Offer. If the expiration date of the Offer is extended, then the cancellation date and Replacement Option grant date will be similarly extended.

We will not accept partial tender of an Eligible Option grant. However, you may tender the remaining portions of Eligible Option grants that you have partially exercised.

All Replacement Options will be granted under our 2010 Plan and will be subject to the terms and conditions of a stock option agreement including any country-specific agreement between you and Inphi. As promptly as practicable after the grant date, we will deliver to you a stock option agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in).

If you are not an Eligible Employee on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination of service and our Offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of Replacement Options, we might effect or enter into an agreement for a merger or other similar transaction in which Inphi is acquired by another company. If there is a sale of all or substantially all of our assets or stock, or we merge with another company, before the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if we are acquired prior to the expiration date, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

Part III. Section 7. Conditions of the Offer

Subject to the rules of the SEC and notwithstanding any other provision of the Offer, we will not be required to accept for exchange any options and may terminate or amend the Offer or postpone the acceptance of any options, if at any time on or after commencement of the Offer and before the expiration date of the Offer any of the following events shall have occurred ~~(or shall have been determined by us to have occurred) that in our judgment makes it inadvisable to proceed with the Offer or with acceptance for exchange~~:

•     there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of stock options in exchange for options; or that, in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income or~~,~~ operations ~~or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above~~;

•     there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•     make the acceptance for exchange of, or the issuance of stock options for, some or all of the options illegal or otherwise restrict or prohibit consummation of the Offer; or

•     ~~delay or restrict our ability, or render us unable, to accept for exchange, or issue stock options for, some or all of the tendered options;~~

•     materially impair (such as by increasing the accounting or other costs of the Offer to us) the contemplated benefits of the Offer to us described in Section 3 above; or

~~•     materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;~~

•     there has occurred:

•     any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•    the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. (whether or not mandatory); or

•     the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;

~~•     any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, would affect the extension of credit by banks or other lending institutions in the U.S.;~~

~~•     any significant and adverse change in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the U.S. or abroad that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;~~

~~•     any change in the general political, market, economic or financial conditions in the U.S. or abroad that would have, in our reasonable judgment, a material and adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;~~

~~•     in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;~~

~~•      any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% measured from the close of business on September 20, 2012 or~~

~~•     any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in our reasonable judgment, materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;~~

•     a tender or offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, has been proposed, announced or made by another person or entity or has been publicly disclosed.~~, or we have learned that:~~

~~•     any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer);~~

~~•     any person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of the Offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;~~

~~•     any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or~~

~~•     any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, has or would have a material adverse effect on us and our subsidiaries, taken as a~~

~~whole.~~

The conditions to the Offer are for our benefit. We may assert them at our discretion prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other conditions to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment we make concerning the events described in this section will be final and binding upon all persons, subject to any order or decision by a court or arbitrator of competent jurisdiction.

Section 16. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of Part III of this document has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Offer to terminate or amend the Offer and postpone our acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect.

Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to disseminate any amendment of this Offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which we will extend the Offer following a material change in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of the information. If we decide to take any of the following actions, we will notify you and extend the expiration date to the ~~tenth~~ twentieth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the ~~tenth~~ twentieth business day):

•	we increase or decrease the per share exchange value of the options ( i.e., increase or decrease what we will give you in exchange for your options);

•	we change the type of options eligible to be tendered for exchange in the Offer; or

•

we increase the number of options eligible to be tendered for exchange in the Offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

A “ business day ” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

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